Exhibit 99.4

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On November 30, 2012, American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of American Tire Distributors Holdings, Inc (“Holdings” or the “Company”), and ATD Acquisition Co. V Inc. (“Canada Acquisition”), a newly-formed direct wholly-owned Canadian subsidiary of ATDI, entered into a Share Purchase Agreement (the “Purchase Agreement”) with 1278104 Alberta Inc. (“Seller”), Triwest Trading (Canada) Ltd., a wholly-owned subsidiary of Seller (“Triwest”) and certain shareholders of Seller pursuant to which Canada Acquisition agreed to acquire from Seller all of the issued and outstanding common shares of Triwest along with an outstanding loan owed to Seller by Triwest (the “Acquisition”) for approximately $97.5 million, subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. As a result of the Acquisition, Triwest became a direct wholly-owned subsidiary of Canada Acquisition. Triwest (dba: TriCan Tire Distibutors) is a wholesale distributor of tires, tire parts, tire accessories and related equipment in Canada with 15 distribution centers stretching across the country.

The Acquisition was completed on November 30, 2012 and funded through the Company’s ABL Facility. Prior to the closing of the Acquisition, Holdings received a cash contribution of $60.0 million from its parent, which it used to reduce amounts then outstanding under its ABL Facility. The cash contribution was funded from the proceeds of the sale by Accelerate Parent Corp., Holdings’ indirect parent, of common stock to affiliates of TPG Capital L.P. and certain co-investors.

In connection with the Acquisition, on November 30, 2012, Holdings amended and restated its ABL Facility (as amended and restated, the “Sixth Amended and Restated Credit Agreement”) in order to provide for borrowings under the agreement by Canada Acquisition (the “Canadian Tranche”). The Canadian Tranche provides for revolving loans available only to Canada Acquisition in an aggregate amount equal to $60.0 million, subject to a Canadian borrowing base. The maturity date for the Canadian Tranche is November 16, 2017, or March 1, 2017, as determined by the outstanding aggregate principal amount of ATDI’s Senior Secured Notes on March 1, 2017. Holdings is a guarantor of Canada Acquisition’s obligations under the Canadian Tranche.

The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31. Triwest’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial statements herein are based upon the historical consolidated financial statements of the Company and Triwest and have been prepared to illustrate the effects of the Acquisition. The unaudited pro forma condensed combined balance sheet as of September 29, 2012 gives effect to the Acquisition as if it had occurred on September 29, 2012, and includes only factually supportable adjustments that are directly attributable to the Acquisition regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2012 and the year ended December 31, 2011 give effect to the Acquisition as if it had occurred on January 2, 2011 (the first day of the Company’s 2011 fiscal year), and includes only factually supportable adjustments that are directly attributable to the Acquisition and expected to have a continuing effect.

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Triwest based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. If the fair value of the assets acquired and liabilities assumed exceeds the fair value of the purchase price, a bargain purchase gain has occurred which is recognized in earnings on the Acquisition date. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the Acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Acquisition are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments such as increased amortization expense on acquired intangible assets, changes in interest expense on the debt incurred to complete the Acquisition and debt repaid as part of the Acquisition as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	Accompanying notes

•

Separate audited consolidated financial statements of Holdings included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the nine months ended September 29, 2012

•

Separate audited balance sheets of Triwest as of December 31, 2011, December 31, 2010 and January 1, 2010 and December 31, 2009 and the related statements of income, retained earnings and cash flows for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 included in Exhibit 99.2 of this report

•

Separate unaudited balance sheets of Triwest as of September 30, 2012 and December 31, 2011 and the related statements of income for the nine months ended September 30, 2012 and September 30, 2011, the statement of retained earnings for the nine month period ended September 30, 2012 and the statements of cash flows for the nine months ended September 30, 2012 and September 30, 2011 included in Exhibit 99.3 of this report

The unaudited pro forma condensed combined financial statements have been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the Acquisition, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the two companies. Therefore, the actual amounts recorded as of the date of acquisition and thereafter may differ from the information presented herein.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 29, 2012

(In Thousands of US Dollars)

	Holdings	Triwest	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$14,802	$—	$—		$14,802
Restricted cash	1,250	—	15,000	(A)	16,250
Accounts receivable, net	299,235	24,486	—		323,721
Inventories	701,967	73,890	10,463	(B)	786,320
Income tax receivable	369	—	—		369
Deferred income taxes	14,628	—	(2,930	)(C)	11,698
Assets held for sale	7,234	—	—		7,234
Other current assets	17,681	762	—		18,443

Total current assets	1,057,166	99,138	22,533		1,178,837

Property and equipment, net	124,732	1,262	—		125,994
Goodwill	455,982	—	—		455,982
Other intangible assets, net	706,088	—	63,000	(D)	769,088
Other assets	54,130	55	300	(E)	54,485

Total assets	$2,398,098	$100,455	$85,833		$2,584,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$491,334	$48,894	$—		$540,228
Accrued expenses	52,906	615	—		53,521
Bank Indebtedness	—	18,067	(18,067	)(F)	—
Current maturities of long-term debt	432	610	(610	)(F)	432

Total current liabilities	544,672	68,186	(18,677)		594,181

Long-term debt	924,116	457	(457	)(F)
			40,725	(G)	964,841
Deferred income taxes	270,520	—	17,640	(C)	288,160
Other liabilities	12,647	19,180	(19,180	)(F)	12,647
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—	—		—
Additional paid-in capital	694,712	—	60,000	(H)	754,712
Accumulated (deficit) earnings	(48,745)	12,632	(12,632	)(I)
			(2,925	)(J)
			21,339	(K)	(30,331)
Accumulated other comprehensive income (loss)	176	—	—		176

Total stockholders’ equity	646,143	12,632	65,782		724,557

Total liabilities and stockholders’ equity	$2,398,098	$100,455	$85,833		$2,584,386

See accompanying notes to unaudited pro forma condensed combined financial statements.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 29, 2012

(In Thousands of US Dollars)

In thousands	Holdings	Triwest	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,583,837	$122,297	$—		$2,706,134
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	2,166,865	97,355	—		2,264,220
Selling, general and administrative expenses	377,939	13,963	4,402	(L)	396,304
Transaction expenses	2,060	—	—		2,060

Operating income (loss)	36,973	10,979	(4,402)		43,550
Other income (expense):
Interest expense, net	(52,475)	(2,076)	2,445	(M)
			(1,106	)(N)	(53,212)
Other, net	(2,802)	22	—		(2,780)

Income (loss) from operations before income taxes	(18,304)	8,925	(3,063)		(12,442)
Income tax provision (benefit)	(5,754)	2,499	(858	)(O)	(4,113)

Net income (loss)	$(12,550)	$6,426	$(2,205)		$(8,329)

See accompanying notes to unaudited pro forma condensed combined financial statements.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2011

(In Thousands of US Dollars)

In thousands	Holdings	Triwest	Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,050,240	$184,091	$—		$3,234,331
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	2,535,020	149,512	—		2,684,532
Selling, general and administrative expenses	437,110	20,314	6,370	(L)	463,794
Transaction expenses	3,946	—	—		3,946

Operating income (loss)	74,164	14,265	(6,370)		82,059
Other income (expense):
Interest expense, net	(67,580)	(2,826)	3,213	(M)
			(1,178	)(N)	(68,371)
Other, net	(2,110)	2	—		(2,108)

Income (loss) from operations before income taxes	4,474	11,441	(4,335)		11,580
Income tax provision (benefit)	4,357	3,168	(1,214	)(O)	6,311

Net income (loss)	$117	$8,273	$(3,121)		$5,269

See accompanying notes to unaudited pro forma condensed combined financial statements.

American Tire Distributors Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On November 30, 2012, American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of American Tire Distributors Holdings, Inc (“Holdings” or the “Company”), and ATD Acquisition Co. V Inc. (“Canada Acquisition”), a newly-formed direct wholly-owned Canadian subsidiary of ATDI, entered into a Share Purchase Agreement (the “Purchase Agreement”) with 1278104 Alberta Inc. (“Seller”), Triwest Trading (Canada) Ltd., a wholly-owned subsidiary of Seller (“Triwest”) and certain shareholders of Seller pursuant to which Canada Acquisition agreed to acquire from Seller all of the issued and outstanding common shares of Triwest along with an outstanding loan owed to Seller by Triwest (the “Acquisition”) for approximately $97.5 million, subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. As a result of the Acquisition, Triwest became a direct wholly-owned subsidiary of Canada Acquisition. Triwest (dba: TriCan Tire Distibutors) is a wholesale distributor of tires, tire parts, tire accessories and related equipment in Canada with 15 distribution centers stretching across the country.

The Acquisition was completed on November 30, 2012 and funded through the Company’s ABL Facility. Prior to the closing of the Acquisition, Holdings received a cash contribution of $60.0 million from its parent, which it used to reduce amounts then outstanding under its ABL Facility. The cash contribution was funded from the proceeds of the sale by Accelerate Parent Corp., Holdings’ indirect parent, of common stock to affiliates of TPG Capital L.P. and certain co-investors.

In connection with the Acquisition, on November 30, 2012, Holdings amended and restated its ABL Facility (as amended and restated, the “Sixth Amended and Restated Credit Agreement”) in order to provide for borrowings under the agreement by Canada Acquisition (the “Canadian Tranche”). The Canadian Tranche provides for revolving loans available only to Canada Acquisition in an aggregate amount equal to $60.0 million, subject to a Canadian borrowing base. The maturity date for the Canadian Tranche is November 16, 2017, or March 1, 2017, as determined by the outstanding aggregate principal amount of ATDI’s Senior Secured Notes on March 1, 2017. Holdings is a guarantor of Canada Acquisition’s obligations under the Canadian Tranche.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements herein are based upon the historical consolidated financial statements of the Company and Triwest and have been prepared to illustrate the effects of the Acquisition. The unaudited pro forma condensed combined balance sheet as of September 29, 2012 gives effect to the Acquisition as if it had occurred on September 29, 2012. The unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2012 and the year ended December 31, 2011 give effect to the Acquisition as if it had occurred on January 2, 2011 (the first day of the Company’s 2011 fiscal year). Certain amounts in the Triwest consolidated financial statements have been reclassified to conform to the Company’s basis of presentation.

The historical financial statements of Triwest have been prepared in accordance with Canadian accounting standards for private enterprises (“Canadian GAAP”). Any measurement differences in accounting principles between Canadian GAAP and U.S. Generally Accepted Accounting Principles as they apply to Triwest are not material. In addition, Triwest has historically reported its financial statements in its local currency, the Canadian dollar. In order to present the pro forma condensed combined financial statements in U.S. dollars, Triwest’s balance sheet has been translated using the spot rate on September 29, 2012 (1.0165), and each of Triwest’s statements of operations have been translated using the average rate for the applicable period (1.0000 for the nine months ended September 29, 2012 and 1.0127 for the year ended December 31, 2011).

3.	Preliminary Estimated Purchase Price Allocation

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Triwest based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. If the fair value of the assets acquired and liabilities assumed exceeds the fair value of the purchase price, a bargain purchase gain has occurred which is recognized in earnings on the Acquisition date. The preliminary allocation of the purchase price, as if the Acquisition occurred on September 29, 2012, is as follows:

In thousands
Cash	$—
Restricted Cash	15,000
Accounts receivable	24,486
Inventory	84,353
Other current assets	762
Property and equipment	1,262
Intangible assets	63,000
Other assets	55

Total assets acquired	188,918
Accounts payable	48,894
Accrued and other liabilities	615
Deferred income taxes	20,570
Debt	—

Total liabilities assumed	70,079
Estimated fair value of net assets acquired	118,839
Estimated bargain purchase gain	21,339

Estimated purchase price	$97,500

The estimated gain on bargain purchase is reflected as an increase in accumulated (deficit) earnings in the unaudited pro forma condensed combined balance sheet.

4.	Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Reflects a portion of the purchase price held in escrow that has been excluded from the allocation of assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. The contingency relates to working capital adjustments.

(B)	Reflects an adjustment to Triwest’s inventory to its estimated fair market value, which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for completing the selling effort.

(C)	Reflects a decrease in deferred tax assets related to the increase in the value of Triwest’s inventory and an increase in deferred tax liabilities related to the preliminary estimated fair market value of Triwest’s customer list intangible asset assuming an effective tax rate of 28.0%.

(D)	Based upon a preliminary valuation analysis, for the purpose of these pro forma condensed combined financial statements, the Company identified a finite-lived customer list intangible asset with an estimated fair value of $63.0 million at the Acquisition date. The preliminary fair value has been estimated using the income approach in which the after-tax cash flows are discounted to present value.

(E)	Reflects the capitalization of deferred financing costs incurred in connection with the Canadian Tranche. These costs are deferred and recognized over the term of the facility.

(F)	Reflects the elimination of Triwest’s debt and amount due to the prior shareholder. These amounts were paid off in connection with the Acquisition.

(G)	As of the Acquisition date, the Company increased its outstanding balance under its ABL Facility by $40.7 million. A reconciliation of the components is as follows:

In thousands	Inc (Dec)
Canadian ABL Facility closing fees	$300
Capital injection from TPG	(60,000)
Purchase of Triwest	97,500
Transaction costs	2,925

Net adjustment	$40,725

(H)	Reflects a cash contribution of $60.0 million from TPG Capital L.P. (“TPG”) and certain co-investors through the purchase of common stock in Accelerate Parent Corp., Holdings indirect parent company. TPG is a leading global private investment firm who, together with certain co-investors, indirectly owns 100% of the Company’s common stock.

(I)	Represents the elimination of the separate components of Triwest’s historical stockholders’ equity.

(J)	Reflects the payment of transaction costs related to the Acquisition, which were funded by the Company’s U.S. ABL Facility. The impact of the transaction costs have not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations since these costs are expected to be nonrecurring in nature.

(K)	Reflects the estimated gain on bargain purchase (See Note 3).

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(L)	Represents the estimated amortization of the finite-lived customer list intangible asset, discussed in (D) above, based upon the preliminary valuation and estimated useful life of 19 years. The estimated useful life has been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows.

(M)	Represents the reversal of interest expense recognized by Triwest related to debt that was paid-off in conjunction with the Acquisition.

(N)	Represents the estimated increase in interest expense associated with incremental borrowings incurred on the Company’s ABL Facility to finance the Acquisition. The Company used the weighted-average interest rates for the respective periods (3.47% for the nine months ended September 29, 2012 and 2.74% for the year ended December 31, 2011). In addition, the amortization of deferred financing costs was included to determine the total increase in interest expense.

(O)	For purposes of the pro forma financial statements, the statutory rate of the applicable local jurisdiction of 28.0% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments. These rates are estimates and do not take into account future tax strategies that may apply to the entire Company.